Exhibit 4.1

NOBLE HOLDING INTERNATIONAL LIMITED,

A CAYMAN ISLANDS COMPANY

(ISSUER)

NOBLE CORPORATION,

A CAYMAN ISLANDS COMPANY

(GUARANTOR)

AND

WELLS FARGO BANK, N.A.

(TRUSTEE)

SECOND SUPPLEMENTAL INDENTURE

RELATING TO

7.750% SENIOR NOTES DUE 2024

DATED AS OF DECEMBER 28, 2016

SECOND SUPPLEMENTAL INDENTURE, dated as of December 28, 2016 and relating to the Notes referred to below (this “Second Supplemental Indenture”), by and among NOBLE HOLDING INTERNATIONAL LIMITED, a Cayman Islands exempted company (herein called the “Company”), NOBLE CORPORATION, a Cayman Islands exempted company (herein called the “Guarantor”), and WELLS FARGO BANK, N.A., a national banking association duly organized and existing under the laws of the United States of America, as Trustee (herein called the “Trustee”). Capitalized terms not otherwise defined in this Second Supplemental Indenture have the meanings assigned to them in the Indenture referred to below.

WITNESSETH:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of March 16, 2015 (the “Original Indenture”), to provide for the issuance from time to time of its unsecured senior debt securities (the “Securities”), the form and terms of which are to be established pursuant to Articles Two and Three of the Original Indenture; and

WHEREAS, Article Nine of the Original Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Original Indenture for, among other things, the purpose of establishing the form and terms of the Securities of any series as permitted in Articles Two and Three of the Original Indenture and otherwise amending the Original Indenture in a manner not prejudicial to the interests of the Holders of the Securities of any series; and

WHEREAS, the Company desires to create a new series of Securities under the Original Indenture, to be issued in initial aggregate principal amount of $1,000,000,000, designated as the 7.750% Senior Notes due 2024 (the “Notes”), in furtherance of which the Board of Directors has adopted a Board Resolution authorizing the Company to enter into this Second Supplemental Indenture (together with the Original Indenture, the “Indenture”) without the consent of the Holders of the Securities as provided for in Section 901 of the Indenture; and

WHEREAS, the Guarantor owns, indirectly, all of the outstanding shares of the Company and has agreed to (i) fully and unconditionally guarantee the due and punctual payment of the principal of, premium, if any, interest on and all other amounts due under the Indenture and the Notes, which guarantee is provided in this Second Supplemental Indenture and (ii) be bound by certain other covenants specified herein; and

WHEREAS, all acts necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee as provided in the Indenture, the valid and binding obligations of the Company and to make this Second Supplemental Indenture a valid and binding agreement in accordance with Article Nine of the Indenture have been duly performed and executed;

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the Company, the Guarantor and the Trustee mutually covenant and agree for the equal and proportionate benefit of the Holders from time to time of the Notes as follows:

Section 1. Issuance, Terms and Form of the Notes.

1.1 Issuance of the Notes.

One series of Securities is hereby created which shall be designated as the 7.750% Senior Notes due 2024. The aggregate principal amount of the Notes created hereby that may be authenticated and delivered under this Second Supplemental Indenture shall initially be $1,000,000,000, subject to the Company’s right to issue additional Notes from time to time in accordance with the terms of the Indenture.

1.2 Terms of the Notes.

The Notes shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of the Indenture.

1.3 Form of the Notes.

The Notes shall be executed, authenticated and delivered substantially in the form attached hereto as Exhibit A, the terms of which are incorporated in this Second Supplemental Indenture for all purposes.

1.4 Depositary.

The Notes shall be issued in global form, except as provided in the Indenture. The Company initially appoints The Depository Trust Company to act as Depositary with respect to the Notes.

Section 2. Amendments to the Original Indenture Relating to the Notes.

2.1 Amendments to Article One of the Original Indenture (Definitions).

Article One of the Original Indenture is hereby amended in respect of, and applicable to, the Notes and only in respect of, and applicable to, the Notes by adding thereto the following new definitions in their appropriate alphabetical order:

“Attributable Indebtedness,” when used with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first day such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Capital Stock” means:

(i) in the case of a corporation, corporate stock;

(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles in the United States, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles in the United States.

“Change of Control” means the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Guarantor), in one or a series of related transactions, of all or substantially all of the properties or assets of the Guarantor and its subsidiaries taken as a whole to any person (as such term is used in Section 13(d) of the Exchange Act) other than the Guarantor or one of its Subsidiaries, or a Person controlled by the Guarantor or one of its Subsidiaries (excluding a Redomestication of the Guarantor); (b) the consummation of any transaction (including, without limitation, any merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction) the result of which is that any person (as such term is used in Section 13(d) of the Exchange Act) other than Parent or any of its subsidiaries becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding Voting Stock of the Guarantor (excluding a Redomestication of the Guarantor); (c) the adoption by the Guarantor Board of Directors of a plan of liquidation or dissolution for the Guarantor; and (d) either (i) the Guarantor (or any successor Person resulting from any transaction permitted by Section 801 of the Indenture) or (ii) in the event Parent becomes a guarantor of the Notes, Parent ceases to own, directly or indirectly, 100% of all outstanding equity interests of the Company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Event with respect to the Notes.

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding the amount of those that are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined and current maturities of long-term debt) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent quarterly balance sheet of the Guarantor and its consolidated Subsidiaries and determined in accordance with generally accepted accounting principles in the United States.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Funded Indebtedness” means all Indebtedness (including Indebtedness incurred under any revolving credit, letter of credit or working capital facility) that by its terms matures on, or that is renewable at the option of any obligor thereon to, a date more than one year after the date on which such Indebtedness is originally incurred.

“Guarantee” has the meaning set forth in Section 3(a) of this Second Supplemental Indenture.

“Guarantor” has the meaning set forth in the preamble of this Second Supplemental Indenture.

“Guarantor Board of Directors” means either the board of directors of the Guarantor or any duly authorized committee of that board.

“Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit, performance bonds and other obligations issued by or for the account of such Person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third Business Day following demand for reimbursement, (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (provided that if the obligations so secured have not been assumed in full by such Person or are not otherwise such Person’s legal liability in full, then such obligations shall be deemed to be in an amount equal to the greater of (a) the lesser of (1) the full amount of such obligations and (2) the fair market value of such assets, as determined in good faith by the board of directors of such Person, which determination shall be evidenced by a resolution of such board of directors, and (b) the amount of obligations as have been assumed by such Person or that are otherwise such Person’s legal liability), and (vii) all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by such Person to the extent of such guarantee.

“Joint Venture” means any partnership, corporation or other entity in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by the Guarantor and/or one or more Subsidiaries of the Guarantor.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or security interest. For purposes of the Indenture, the Guarantor or any Subsidiary of the Guarantor shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement relating to such asset.

“Make-Whole Premium” with respect to any Note (or portion of a Note) to be redeemed means the excess, if any, of:

(i) the sum of the present values, calculated as of the Redemption Date, of:

(A) each interest payment that, but for the redemption, would have been payable on the Note (or its portion) being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued interest for the period before the Redemption Date); and

(B) the principal amount that, but for the redemption, would have been payable at the final maturity of the Note (or its portion) being redeemed;

over

(ii) the principal amount of the Note (or its portion) being redeemed.

The present values of interest and principal payments referred to in clause (i) above will be determined in accordance with generally accepted principles of financial analysis. Those present values will be calculated by discounting the amount of each payment of interest or principal from the date that each payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield plus 50 basis points.

The Make-Whole Premium shall be calculated by an independent investment banking institution of national standing appointed by the Company, provided that if the Company fails to make such appointment at least 45 Business Days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make the calculation, such calculation will be made by Credit Suisse Securities (USA) LLC or, if that firm is unwilling or unable to make the calculation, by an independent investment banking institution of national standing appointed by the Trustee (in any such case, the “Independent Investment Banker”).

“Make-Whole Redemption Price” with respect to any redemption of Notes, means the price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), plus a Make-Whole Premium, if any is required to be paid.

“Non-Recourse Indebtedness” means any of the Guarantor’s Indebtedness or any Indebtedness of any of its Subsidiaries in respect of which (a) the recourse of the holder of such Indebtedness, whether direct or indirect and whether contingent or otherwise, is effectively limited to (i) Liens on specified assets and (ii) in respect of Indebtedness of a Subsidiary of the Guarantor, Liens on assets of the Subsidiary acquired after the date of original issuance of the Notes, and with respect to such Indebtedness of the Guarantor or a Subsidiary of the Guarantor, neither the Guarantor nor any Subsidiary of the Guarantor (other than the issuer of such Indebtedness) provides any credit support or is otherwise liable or obligated and (b) the occurrence of any event, or the existence of any condition under any agreement or instrument relating to such Indebtedness, shall not at any time have the effect of accelerating, or permitting the acceleration of, the maturity of any other Indebtedness of the Guarantor or any of its Subsidiaries or otherwise permitting any such other Indebtedness to be declared due and payable, or to be required to be prepaid, purchased or redeemed, prior to the stated maturity thereof.

“Officers’ Certificate” when used with respect to the Guarantor, means a certificate signed by (i) the Chairman of the Board, the Chief Executive Officer, the President or a Vice President, and (ii) the Treasurer, the Controller, the Secretary or an Assistant Treasurer, Assistant Controller or Assistant Secretary of the Guarantor, and delivered to the Trustee, which certificate shall be in compliance with Section 103 of the Indenture.

“Par Call Redemption Price” with respect to any redemption of Notes means the price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

“Parent” means Noble Corporation plc, a public limited company incorporated under the laws of England and Wales.

“Pari Passu Indebtedness” means any Indebtedness of the Guarantor, whether outstanding on the issue date of the Notes or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the Guarantee.

“Permitted Liens” means (i) Liens existing on the date of original issuance of the Notes; (ii) Liens on property or assets of, or any shares of stock of, or other equity interests in, or indebtedness of, any Person existing at the time such Person becomes a Subsidiary of the Guarantor or at the time such Person is merged into or consolidated with the Guarantor or any of its Subsidiaries or at the time of a sale, lease or other disposition of all or substantially all of the properties and assets of a Person to the Guarantor or a Subsidiary of the Guarantor; (iii) Liens in favor of the Guarantor or any of its Subsidiaries; (iv) Liens in favor of governmental bodies to secure progress or advance payments; (v) Liens securing industrial revenue or pollution control bonds or similar indebtedness; (vi) Liens on property securing (a) all or any portion of the cost of acquiring, constructing, altering, improving or repairing any property or assets, real or personal, or improvements used or to be used in connection with such property or (b) Indebtedness incurred by the Guarantor or any Subsidiary of the Guarantor prior to or within one year after the later of the acquisition, the completion of construction, alteration, improvement or repair or the commencement of commercial operation thereof, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; (vii) statutory liens or landlords’, carriers’, warehouseman’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; (viii) Liens on current assets of the Guarantor or any Subsidiary of the Guarantor securing Indebtedness of the Guarantor or such Subsidiary, respectively; (ix) Liens on the stock, partnership or other equity interest of the Guarantor or any Subsidiary of the Guarantor in any Joint Venture or any Subsidiary of the Guarantor that owns an equity interest in such Joint Venture to secure Indebtedness; provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture; (x) Liens under workers compensation or similar legislation; (xi) Liens in connection with legal proceedings or securing tax assessments, which in each case are being contested in good faith; (xii) good faith deposits in connection with bids, tenders, contracts or Liens; (xiii) deposits made in connection with maintaining self-insurance, to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds; and (xiv) any extensions, substitutions, replacements or renewals in whole or in part of a Lien enumerated in clauses (i) through (xiii) above.

“Principal Property” means any jackup, semisubmersible, drillship, submersible or other mobile offshore drilling unit, or integral portion thereof, owned or leased by the Guarantor or any Subsidiary of the Guarantor and used for drilling offshore oil and gas wells, which, in the opinion of the Guarantor Board of Directors, is of material importance to the business of the Guarantor and its Subsidiaries taken as a whole, but no such jackup, semisubmersible, drillship, submersible or other mobile offshore drilling unit, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2.0% of Consolidated Net Tangible Assets of the Guarantor and its consolidated Subsidiaries.

“Rating Agencies” means, with respect to the Notes, (1) each of Moody’s Investors Service, Inc. and S&P Global Ratings, and the successors of either and (2) if either of the aforementioned ceases to rate such Notes or fails to make a rating of such Notes publicly available for reasons outside of the Guarantor’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Guarantor as a replacement agency for each of the aforementioned, or both of them, as the case may be.

“Rating Event” means, with respect to the Notes, the rating of such Notes is lowered by each of the Rating Agencies to any rating below the rating received by such Notes upon issuance on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of such Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies).

“Redomestication” means:

(i) any amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, consolidation or similar action of Parent with or into any other person (as such term is used in Section 13(d) of the Exchange Act), or of any other person (as such term is used in Section 13(d) of the Exchange Act) with or into Parent, or the sale, distribution or other disposition (other than by lease) of all or substantially all of the properties or assets of Parent or the Guarantor and its Subsidiaries taken as a whole to any other person (as such term is used in Section 13(d) of the Exchange Act),

(ii) any continuation, discontinuation, domestication, redomestication, amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, conversion, consolidation or similar action with respect to Parent or the Guarantor pursuant to the law of the jurisdiction of its organization and of any other jurisdiction, or

(iii) the formation of a Person that becomes, as part of the transaction or series of related transactions, the direct or indirect owner of substantially all of the voting shares of Parent or the Guarantor (the “New Parent”), if as a result thereof

(iv) in the case of any action specified in clause (i), the entity that is the surviving, resulting or continuing Person in such amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, consolidation or similar action, or the transferee in such sale, distribution or other disposition,

(v) in the case of any action specified in clause (ii), the entity that constituted Parent or the Guarantor immediately prior thereto (but disregarding for this purpose any change in its jurisdiction of organization), or

(vi) in the case of any action specified in clause (iii), the New Parent is a corporation or other entity, validly incorporated or formed and existing in good standing (to the extent the concept of good standing is applicable) under the laws of any jurisdiction, whose voting shares of each class of Capital Stock issued and outstanding immediately following such action, and giving effect thereto, shall be beneficially owned by substantially the same Persons, in substantially the same percentages, as was such Capital Stock or shares of the entity constituting Parent or the Guarantor (or in the case of any action specified in clause (iii), the direct or indirect owner of substantially all of the voting shares of Parent or the Guarantor) immediately prior thereto. For the purposes of this definition, the Guarantor shall also mean any successor Person resulting from any transaction permitted by Section 801 of the Indenture.

“Sale/Leaseback Transaction” means any arrangement with any Person pursuant to which the Guarantor or any Subsidiary of the Guarantor leases any Principal Property that has been or is to be sold or transferred by the Guarantor or the Subsidiary to such Person, other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than five years, (ii) leases between the Guarantor and a Subsidiary of the Guarantor or between Subsidiaries of the Guarantor, or (iii) leases of Principal Property executed by the time of, or within 12 months after the later of, the acquisition, the completion of construction, alteration, improvement or repair or the commencement of commercial operation of the Principal Property.

“Subsidiary” means, with respect to the Guarantor at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Guarantor in the Guarantor’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles in the United States as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the Guarantor or one or more Subsidiaries of the Guarantor.

“Tax Additional Amounts” has the meaning set forth in Section 312 of the Indenture (as added by Section 2.2 of this Second Supplemental Indenture).

“Taxing Jurisdiction” has the meaning set forth in Section 312 of the Indenture (as added by Section 2.2 of this Second Supplemental Indenture).

“Treasury Yield” means a rate of interest per annum equal to the weekly average yield to maturity of U.S. Treasury Notes that have a constant maturity that corresponds to the remaining terms to maturity of the applicable series of Notes, calculated to the nearest 1/12th of a year (the “Remaining Term”). The Treasury Yield shall be determined as of the third Business Day immediately before the applicable Redemption Date.

The weekly average yields of U.S. Treasury Notes will be determined by referring to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15(519) Selected Interest Rates” or any successor release (the “H.15 Statistical Release”). If the H.15 Statistical Release contains a weekly average yield for U.S. Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to that weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the U.S. Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the U.S. Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields as calculated by interpolation will be rounded to the nearest 1/100th of 1% with any figure of 1/200% or above being rounded upward. If weekly average yields for U.S. Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors (or similar governing body) of such Person.

“Withholding Tax” has the meaning set forth in Section 312 of the Indenture (as added by Section 2.2 of this Second Supplemental Indenture).

2.2 Amendments to Article Three of the Original Indenture (Tax Additional Amounts).

Article Three of the Original Indenture is hereby amended in respect of, and applicable to, the Notes and only in respect of, and applicable to, the Notes by adding the following section as Section 312:

SECTION 312. Tax Additional Amounts.

The Company shall pay any amounts due with respect to the payments on the Notes without deduction or withholding for any and all present and future withholding taxes, levies, imposts and charges (each, a “Withholding Tax”) imposed by or for the account of the Cayman Islands or any other jurisdiction in which the Company is resident for tax purposes or any political subdivision or taxing authority of such jurisdiction (the “Taxing Jurisdiction”), unless such withholding or deduction is required by law. If such deduction or withholding is at any time required, the Company will (subject to compliance by such Holder with any relevant administrative requirements) pay each Holder additional amounts (“Tax Additional Amounts”) as will result in such Holder’s receipt of such amounts as it would have received had no such withholding or deduction been required.

If the Taxing Jurisdiction requires the Company to deduct or withhold any Withholding Tax, the Company will (subject to compliance by a Holder with any relevant administrative requirements) pay such Tax Additional Amounts in respect of principal amount, Redemption Price and interest (if any) in accordance with the terms of the Notes and the Indenture; provided, however, that the foregoing shall not apply to:

(a) any Withholding Tax that would not be payable or due but for the fact that (1) the Holder of a Note (or a fiduciary, settlor, beneficiary of, member or shareholder of, such Holder, if such Holder is an estate, trust, partnership or corporation) is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or fixed base or being physically present in, the Taxing Jurisdiction or otherwise having some present or former connection with the Taxing Jurisdiction other than the holding or ownership of the Note or the collection of principal amount, Redemption Price and interest (if any), in accordance with the terms of the Note and the Indenture or the enforcement of the Note or (2) where presentation is required, the Note was presented more than 30 days after the date such payment became due or was provided for, whichever is later;

(b) any Withholding Tax attributable to any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, levy, impost or charge;

(c) any Withholding Tax attributable to any tax, levy, impost or charge that is payable otherwise than by withholding from payment of principal amount, Redemption Price and interest (if any);

(d) any Withholding Tax that would not have been imposed but for the failure to comply with certification, identification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the relevant tax authority of the Holder or beneficial owner of a Note, if (1) this compliance is required by statute or by regulation as a precondition to relief or exemption from such Withholding Tax and (2) at least 30 days prior to the first scheduled payment date for which compliance will be required, the Guarantor has notified Holders or beneficial owners of Notes that they must comply with such certification, identification, information, documentation or other reporting requirements;

(e) any Withholding Tax to the extent a Holder of a Note is entitled to a refund or credit in the Taxing Jurisdiction of amounts required to be withheld by such Taxing Jurisdiction; or

(f) any combination of the instances described in (a) through (e).

With respect to clause (e), above, in the absence of evidence satisfactory to the Company, the Company may conclusively presume that a Holder of the Note is entitled to a refund or credit of all amounts required to be withheld. The Company shall not be required to pay any Tax Additional Amounts to any Holder of a Note who is a fiduciary or partnership or other than the sole beneficial owner of the Note to the extent that a beneficiary or settlor with respect to such fiduciary, or a member of such partnership or a beneficial owner thereof, would not have been entitled to the payment of such Tax Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of the Note.

The Guarantor shall, with respect to its Guarantee of the Notes, pay Tax Additional Amounts, subject to the above requirements and limitations, with respect to any Withholding Tax imposed by or for the account of any Taxing Jurisdiction with respect to any payments made under the Guarantee.

The Guarantor shall furnish to the Trustee documentation reasonably satisfactory to the Trustee evidencing the payment of any Withholding Taxes with respect to payments on the Notes. Copies of such receipts will be made available to the Holders of the Notes or beneficial owners of the Notes upon written request.

Tax Additional Amounts shall be treated as Additional Amounts for purposes of the Indenture. All references in the Indenture or the Notes to “interest” shall include (without duplication) any Tax Additional Amounts due with respect thereto.

2.3 Amendments to Article Four of the Original Indenture (Discharge of Liability on Securities of Any Series).

Article Four of the Original Indenture is hereby amended in respect of, and applicable to, the Notes and only in respect of, and applicable to, the Notes by

(a) amending and restating in its entirety Section 403(1) as follows:

(1)	the Company has complied with the provisions of Section 401 of this Indenture (other than any additional conditions specified pursuant to Sections 301 and 401(3) and except that the Company shall have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that the Holders of Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, satisfaction and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit, satisfaction and discharge had not occurred) with respect to all Outstanding Securities of such series,

and

(b) adding thereto the following new Section 405, which shall constitute additional means of satisfaction and discharge and other conditions with respect to the Notes as contemplated by clause (C) of Section 401(1) and Section 401(3), respectively:

SECTION 405. Covenant Defeasance.

With respect to the Notes, the Company may, at its option and at any time, elect to have its obligations released with respect to Section 1010 of this Indenture, and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default (“Covenant Defeasance”), when

(1) the Company has complied with the provisions of Section 401 of this Indenture (other than any additional conditions specified pursuant to Sections 301 and 401(3) and except that the Opinion of Counsel referred to in Section 401(5) shall state to the effect that the Holders of Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance and will be subject to United States federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred) with respect to all Outstanding Notes;

(2) the Company has delivered to the Trustee a Company Request requesting such defeasance;

(3) the Company has complied with any other conditions specified pursuant to Section 301 to be applicable to the defeasance of Section 1010 of this Indenture pursuant to this Section 405; and

(4) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the defeasance of Section 1010 of this Indenture with respect to the Notes have been complied with.

2.4 Amendments to Article Seven of the Original Indenture (Reports by the Company).

Article Seven of the Original Indenture is hereby amended in respect of, and applicable to, the Notes and only in respect of, and applicable to, the Notes by amending and restating in its entirety Section 704 as follows:

SECTION 704. Reports by the Company.

The Company shall file with the Trustee, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) that the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act, and shall otherwise comply with Section 314(a) of the Trust Indenture Act. Notwithstanding the prior sentence, any obligation of the Company to file reports with the Trustee pursuant to the prior sentence shall be deemed to be satisfied for so long as the Guarantor (or any other person that is a successor to the Guarantor’s reporting obligations to the Commission) shall file with the Trustee within the time period provided in the prior sentence copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) that the Guarantor (or any other person that is a successor to the Guarantor’s reporting obligations to the Commission) may be required to file with the Commission pursuant to Section 12 or Section 15(d) of the Exchange Act, and such annual reports, information, documents and other reports contain such information relating to the Company as is required by the rules and regulations of the Commission. Delivery of such reports, information, documents and other reports to the Trustee is for informational purposes only and the Trustee’s receipt of such reports, information, documents and other reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or the Guarantor’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

2.5 Amendments to Article Eight of the Original Indenture (Consolidation, Amalgamation, Conveyance, Transfer or Lease).

Article Eight of the Original Indenture is hereby amended in respect of, and applicable to, the Notes and only in respect of, and applicable to, the Notes by adding thereto the following new Sections 803 and 804:

SECTION 803. Guarantor May Consolidate, Etc., Only on Certain Terms.

The Guarantor shall not consolidate or amalgamate with or merge into any Person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its properties and assets to any Person, other than a direct or indirect Wholly Owned Subsidiary of the Guarantor, unless:

(1)	either (a) the Guarantor shall be the continuing Person or (b) the Person formed by such consolidation or amalgamation or into which the Guarantor is merged, or the Person that acquires, by sale, lease, conveyance, transfer or other disposition, all or substantially all of the properties and assets of the Guarantor, shall expressly assume, by a supplemental indenture, the Guarantee, and the performance of the Guarantor’s covenants and obligations under this Indenture and the Guarantee;

(2)	immediately after giving effect to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(3)	the Guarantor has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger, sale, lease, conveyance, transfer or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with Sections 803 and 804 and that all conditions precedent herein provided for relating to such transaction have been complied with.

SECTION 804. Successor Person Substituted for Guarantor.

Upon any consolidation or amalgamation of the Guarantor with or merger by the Guarantor into any other Person or any sale, lease, conveyance, transfer or other disposition of all or substantially all of the properties and assets of the Guarantor in accordance with Section 803, the successor Person formed by such consolidation or amalgamation or into which the Guarantor is merged or to which such sale, lease, conveyance, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under this Indenture with the same effect as if such successor Person had been named as the Guarantor herein and thereafter, except in the case of such lease, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Guarantee.

2.6 Amendments to Article Ten of the Original Indenture (Covenants).

Article Ten of the Original Indenture is hereby amended in respect of, and applicable to, the Notes and only in respect of, and applicable to, the Notes by (a) amending and restating in their entirety Sections 1004 through 1006 as set forth below, and (b) adding thereto the following new Sections 1008 through 1010:

SECTION 1004. Existence.

Subject to Article Eight, each of the Company and the Guarantor will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, whether corporate or otherwise.

SECTION 1005. Statement by Officers as to Default.

Each of the Company and the Guarantor will deliver to the Trustee, within 120 days after the end of each fiscal year ending after the date hereof so long as any Security is outstanding hereunder, an Officers’ Certificate, complying with Section 314(a)(4) of the Trust Indenture Act and stating that a review of the activities of the Company or the Guarantor, as applicable, during such year and of performance under this Indenture has been made under the supervision of the signers thereof and whether or not to the best of their knowledge, based upon such review, the Company or the Guarantor, as applicable, is in default in the performance, observance or fulfillment of any of its covenants and other obligations under this Indenture, and if the Company or Guarantor shall be in default, specifying each such default known to them and the nature and status thereof. One of the officers signing the Officers’ Certificate on behalf of the Guarantor delivered pursuant to this Section 1005 shall be the principal executive, financial or accounting officer of the Guarantor.

For purposes of this Section 1005, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Indenture.

SECTION 1006. Waiver of Certain Covenants.

The Company and the Guarantor may omit in any particular instance to comply with any covenant or condition set forth in Sections 1001 through 1005 and 1007 through 1010, inclusive, or any covenant added for the benefit of any series of Securities as contemplated by Section 301 (unless otherwise specified pursuant to Section 301) if before or after the time for such compliance the Holders of a majority in principal amount of the Outstanding Securities of all series affected by such omission (acting as one class) shall, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company or the Guarantor, as applicable, and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect.

SECTION 1008. Limitations on Liens.

The Guarantor shall not, and shall not permit any of its Subsidiaries to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien upon any Principal Property or any shares of stock or indebtedness of any

Subsidiary of the Guarantor that owns or leases a Principal Property (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) without making effective provision whereby the Notes (together with, if the Guarantor shall so determine, any other Indebtedness or other obligation) shall be secured equally and ratably with (or, at the option of the Guarantor, prior to) the Indebtedness so secured for so long as such Indebtedness is so secured. The foregoing restrictions do not, however, apply to Indebtedness secured by Permitted Liens.

Notwithstanding the foregoing, the Guarantor and its Subsidiaries may, without securing the Notes, issue, assume or guarantee secured Indebtedness that would otherwise be subject to the foregoing restrictions in an aggregate principal amount that, together with all other such Indebtedness of the Guarantor and its Subsidiaries that would otherwise be subject to the foregoing restrictions (including Indebtedness permitted to be secured under clause (i) under the definition of Permitted Liens but excluding Indebtedness permitted to be secured under clauses (ii) through (xiv) thereunder) and the aggregate amount of Attributable Indebtedness deemed outstanding with respect to Sale/Leaseback Transactions (other than those in connection with which the Guarantor has voluntarily retired any of the Notes, any Pari Passu Indebtedness or any Funded Indebtedness pursuant to clause (c) of Section 1009 hereof), does not at any one time exceed 15% of the Guarantor’s Consolidated Net Tangible Assets.

SECTION 1009. Limitation on Sale/Leaseback Transactions.

The Guarantor shall not, and shall not permit any of its Subsidiaries to, enter into any Sale/Leaseback Transaction with any Person (other than the Guarantor or a Subsidiary of the Guarantor) unless: (a) the Guarantor or such Subsidiary would be entitled to incur Indebtedness in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to Section 1008 hereof without equally and ratably securing the Notes pursuant to such covenant; (b) after the date of first issuance of the Notes hereunder and within a period commencing nine months prior to the consummation of such Sale/Leaseback Transaction and ending nine months after the consummation thereof, the Guarantor or such Subsidiary shall have expended for property used or to be used in the ordinary course of business of the Guarantor and its Subsidiaries an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction and the Guarantor shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (c) below or as otherwise permitted); or (c) the Company or the Guarantor, during the nine-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to either (i) the voluntary defeasance or retirement of any Notes, any Pari Passu Indebtedness or any Funded Indebtedness or (ii) the acquisition of one or more Principal Properties at fair value, an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback

Transaction and the fair value, as determined by the Guarantor Board of Directors, of such property as of the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by the Guarantor as set forth in clause (b) above), less an amount equal to the sum of the principal amount of Notes hereunder, Pari Passu Indebtedness and Funded Indebtedness voluntarily defeased or retired by the Company or the Guarantor plus any amount expended to acquire any Principal Properties at fair value, within such nine-month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by the Guarantor or any Subsidiary of the Guarantor during such period.

SECTION 1010. Change of Control Repurchase Event.

(a) Upon the occurrence of a Change of Control Repurchase Event with respect to the Notes, unless the Company has previously or concurrently exercised its right to redeem all of the Notes, each Holder of Notes will have the right, except as provided below, to require that the Company repurchase all or any part (in denominations of $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes for a cash price equal to 101.0% of the aggregate principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, thereon to the date of repurchase (the “Change of Control Payment”).

(b) Not later than 30 days following any Change of Control Repurchase Event, the Company will deliver, or cause to be delivered, to the Holders of record of the Notes, with a copy to the Trustee, a notice:

(1) describing the transaction or transactions that constitute the Change of Control Repurchase Event;

(2) offering to repurchase, pursuant to the procedures required by this Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice, which shall be a Business Day not earlier than 30 days, nor later than 60 days, from the date the notice is delivered (the “Change of Control Payment Date”), and for the Change of Control Payment, all Notes that are properly tendered by such Holder pursuant to such Change of Control Offer prior to 5:00 p.m. New York time on the second Business Day preceding the Change of Control Payment Date; and

(3) describing the procedures, as determined by the Company, consistent with this Indenture, that Holders of record of the Notes must follow to accept the Change of Control Offer.

(c) On or before the Change of Control Payment Date, the Company will, to the extent lawful, deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of the Notes or portions of Notes properly tendered.

(d) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (in denominations of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer; and

(2) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(e) The Paying Agent will promptly deliver to each Holder who has so tendered Notes the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes so tendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

(f) If the Change of Control Payment Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, will be paid on the relevant Interest Payment Date to the Person in whose name a Note is registered at the close of business on such record date.

(g) A Change of Control Offer will be required to remain open for at least 20 Business Days or for such longer period as is required by law. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

(h) The Company shall not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer or (ii) the Company has given notice of the redemption of all of the Notes then outstanding pursuant to paragraph 5 of the form of Notes included as Exhibit A hereto, unless and until there is a Default in the payment of the applicable redemption price.

(i) The Company shall comply with all applicable securities legislation in the United States, including, without limitation, the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 1010, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 1010 by virtue of such compliance.

(j) Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control Repurchase Event, conditional upon such Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

2.7 Amendments to Article Five of the Original Indenture (Events of Default)

. Article Five of the Original Indenture is hereby amended in respect of, and applicable to, the Notes and only in respect of, and applicable to, the Notes by

(a) amending and restating in their entirety clauses (4), (5) and (6) of Section 501 of the Original Indenture as set forth below:

(4) default in the performance or breach of any covenant of the Company or of the Guarantor in this Indenture (other than a covenant default in whose performance or whose breach is elsewhere in this Section 501 specifically dealt with or that has expressly been included in this Indenture solely for the benefit of one or more series of Securities other than the Notes), which default or breach continues uncured for a period of 90 days after there has been given, by registered or certified mail, to the Company or the Guarantor, as the case may be, by the Trustee or to the Company or the Guarantor, as the case may be, and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(5) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company or the Guarantor in an involuntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or similar law of another country or political subdivision of such country or (B) a decree or order adjudging the Company or the Guarantor bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or the Guarantor under any applicable U.S. federal, state or similar law of another country or political subdivision of such country, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestration or other similar official of the Company or the Guarantor or of any substantial part of their respective property, or ordering the winding up or liquidation of their respective affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

(6) the commencement by the Company or the Guarantor of a voluntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or similar law of another country or political subdivision of such country or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by the Company or the Guarantor to the entry of a decree or order for relief in respect of the Company or the Guarantor in an involuntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or similar law of another country or political subdivision of such country, or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or the Guarantor, or the filing by the Company or the Guarantor, of a petition or answer or consent seeking reorganization or relief under any applicable U.S. federal, state or similar law of another country or political subdivision of such country, or the consent by the Company or the Guarantor to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or the Guarantor or of any substantial part of its property, or the making by the Company or the Guarantor of an assignment for the benefit of creditors, or the admission by the Company or the Guarantor in writing of its inability to pay its debts generally as they become due; or

and

(b) adding immediately after clause (7) of Section 501 of the Original Indenture the following new clauses (8), (9) and (10), which shall constitute additional Events of Default with respect to the Notes as contemplated by clause (7) of Section 501:

(8) the Guarantee ceases to be in full force and effect (except in accordance with the terms of Section 804), or the Guarantor denies or disaffirms its obligations under the Guarantee; or

(9) default under any bond, debenture, note or other evidence of Indebtedness (other than Non-Recourse Indebtedness) by either the Guarantor or any Subsidiary of the Guarantor or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (other than Non-Recourse Indebtedness) of either the Guarantor or any Subsidiary of the Guarantor resulting in the acceleration of such Indebtedness (other than Non-Recourse Indebtedness), or any default in payment of such Indebtedness (other than Non-Recourse Indebtedness) (after expiration of any applicable grace periods and presentation of any debt instruments, if required), if the aggregate amount of all such Indebtedness (other than Non-Recourse Indebtedness) that has been so accelerated and with respect to which there has been such a default in payment shall exceed $25,000,000 and there has been a failure to obtain rescission or annulment of all such accelerations or to discharge all such defaulted indebtedness within 20 days after there has been given, by registered or certified mail, to the Guarantor by the Trustee or to the Guarantor and the Trustee by the Holders of at least 25% in principal amount of all Outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture; or

(10) failure by the Company to repurchase all of the Notes tendered for purchase upon a Change of Control Repurchase Event; provided, however, that this clause (10) shall no longer constitute an Event of Default with respect to the Notes in the event Covenant Defeasance occurs in accordance with this Indenture.

2.8 Amendments to Article Eleven of the Original Indenture (Redemption of Securities).

The Notes shall be redeemable at the option of the Company as specified in the form of Notes included as Exhibit A hereto. Article Eleven of the Original Indenture is hereby amended in respect of, and applicable to, the Notes and only in respect of, and applicable to, the Notes by amending and restating in their entirety Section 1106 as set forth below:

SECTION 1106. Notes Payable on Redemption Date.

Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price) such Notes shall cease to accrue interest. Upon surrender of any such Note for redemption in accordance with said notice, such Notes shall be paid by the Company at the Redemption Price.

If any Notes called for redemption shall not be so paid upon surrender thereof for redemption, the Redemption Price thereof shall accrue interest at the rate of 7.750% per annum.

2.9 Amendments to Section 902 of the Original Indenture.

Section 902 of the Original Indenture is amended by adding thereto, in respect of the Notes only, the following new clause (4):

(4) release the Guarantor from its obligations under the Guarantee or the Indenture, except in accordance with the terms of the Indenture.

Section 3. Agreement to Guarantee.

In addition to the other covenants and agreements of Guarantor in this Second Supplemental Indenture, the Guarantor hereby agrees as follows:

(a) Subject to Subsection 3(b) below, the Guarantor (or any successor person pursuant to the applicable provisions of this Second Supplemental Indenture) hereby irrevocably and unconditionally guarantees (such guarantee being the “Guarantee”) to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture and the Notes thereunder, that: (i) the principal of, premium, if any, and interest on the Notes promptly will be paid in full when due, whether at the Maturity, by acceleration, call for redemption or otherwise, and interest on the overdue principal, premium, if any, and interest, if any, on the Notes, if lawful, and all other payment obligations of the Company to the Holders and the Trustee under the Indenture and the Notes thereunder will be promptly paid in full, all in accordance with the terms of the Indenture and the Notes thereunder, and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other payment obligations, the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due by the Company of any amount so guaranteed for whatever reason, the Guarantor shall be obligated to pay the same immediately. The Guarantor hereby agrees that its obligations hereunder shall be full and unconditional, irrespective of the validity, regularity or enforceability of the Indenture or the Notes thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions of the Indenture or the Notes thereunder, the recovery of any judgment against the Company, or any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor hereby waives presentment, demand of payment, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.

(b) The Guarantor shall be subrogated to all rights of the Holders against the Company in respect of any amounts paid by the Guarantor pursuant to the provisions of the Guarantee or the Indenture; provided, however, that the Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal of, premium, if any, and interest on all Notes issued under the Indenture shall have been paid in full.

(c) The Guarantor will, with respect to the Guarantee, pay Tax Additional Amounts, subject to the requirements and limitations in Section 312, with respect to any Withholding Tax imposed by or for the account of any Taxing Jurisdiction with respect to any payments made under the Guarantee.

Section 4. Execution and Delivery of Guarantee.

To evidence the Guarantee set forth in Section 3, the Company and the Guarantor hereby agree that a notation of such Guarantee shall be endorsed on each Note authenticated and delivered by the Trustee, that such notation of such Guarantee shall be in the form attached hereto as Exhibit B, and shall be executed on behalf of the Guarantor by an officer thereof.

The Guarantor hereby agrees that the Guarantee set forth in Section 3 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Guarantee.

Section 5. Limitation on Individual Liability.

No recourse under or upon any obligation, covenant or agreement contained in this Second Supplemental Indenture or the Guarantee, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, member, shareholder, officer or director, as such, past, present or future, of the Guarantor, the Company or any successor Person, either directly or through the Guarantor or the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that this Second Supplemental Indenture and the obligations issued hereunder are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, members, shareholders, officers or directors, as such, of the Guarantor, the Company or any successor Person, or any of them, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in this Second Supplemental Indenture or in the Guarantee or implied therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, member, shareholder, officer or director, as such, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in this Second Supplemental Indenture or in the Guarantee or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Second Supplemental Indenture and the issuance of the Guarantee.

Section 6. Miscellaneous

6.1 The Trustee.

The recitals contained herein shall be taken as the statements of the Company and the Trustee shall not assume responsibility for, or be liable in respect of, the correctness thereof. The Trustee makes no representation as to, and shall not be liable or responsible for, the validity or sufficiency of this Second Supplemental Indenture.

6.2 Limited Effect.

Except as expressly amended hereby, all of the provisions, covenants, terms and conditions of the Original Indenture are ratified and confirmed, and shall remain in full force.

6.3 Counterparts.

This Second Supplemental Indenture may be executed by one or more parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

6.4 Designation of Agent for Service.

Each of the Company and the Guarantor hereby designates Noble Drilling Services Inc. as its agent for service of process in the United States and agrees that service of process with respect to any legal claim arising under the Indenture or the Notes may be effected by service upon the Corporate Secretary or other officer of Noble Drilling Services Inc. at its principal office in the United States. Each of the Company and the Guarantor will at all times keep such a designated agent for service in the United States and will notify the Trustee of any change thereof.

6.5 Consent to Jurisdiction.

Each of the Company and the Guarantor agrees that any legal suit, action or proceeding arising out of or based upon the Indenture or any Notes may be instituted in any state or Federal court in the Borough of Manhattan, The City of New York, New York, United States of America, waives, to the extent it may effectively do so, any objection which it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. Each of the

Company and the Guarantor hereby irrevocably waives, to the extent permitted by law, any immunity to jurisdiction to which it may otherwise be entitled (including, without limitation, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on the Indenture, the Notes or the transactions contemplated by the Indenture. The provisions of this Section 6.4 are intended to be effective upon the execution of this Second Supplemental Indenture without any further action by the Company, the Guarantor or the Trustee and the introduction of a true copy of this Second Supplemental Indenture into evidence shall be conclusive and final evidence as to such matters.

6.6 Governing Law.

THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, as a deed under Cayman Islands law in the case of the Company and the Guarantor, all as of the day and year first above written.

NOBLE HOLDING INTERNATIONAL
LIMITED, a Cayman Islands company

By:	/s/ Alan R. Hay
Name: Alan R. Hay
Title: Director

NOBLE CORPORATION, a Cayman Islands company

By:	/s/ Alan R. Hay
Name: Alan R. Hay
Title: Vice President and
Secretary

WELLS FARGO BANK, N.A.

By:	/s/ Patrick Giordano
Name: Patrick Giordano
Title: Vice President

Signature Page to Second Supplemental Indenture

EXHIBIT A

[FORM OF NOTE]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE COMPANY (AS DEFINED BELOW) WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE.

NOBLE HOLDING INTERNATIONAL LIMITED

7.750% SENIOR NOTE DUE 2024

$

CUSIP No. 65504L AP2	ISIN No. US65504LAP22

Issue Date:

Noble Holding International Limited, a Cayman Islands exempted company with limited liability (the “Company”), promises to pay to             or its registered assigns, the principal amount of             ($            ) on January 15, 2024. This Note shall bear interest as specified on the reverse side of this Note. Additional provisions of this Note are set forth on the reverse side of this Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed as a deed under Cayman Islands law.

NOBLE HOLDING INTERNATIONAL LIMITED, a Cayman Islands company

By:
Name: Alan R. Hay
Title: Director

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

Dated:

WELLS FARGO BANK, N.A.

By:
Name:
Title:

[FORM OF REVERSE SIDE OF THE NOTE]

7.750% SENIOR NOTE DUE 2024

1. Interest. Commencing [            ], interest on this Note will accrue at the rate of 7.750% per annum and will be payable in cash semi-annually on January 15 and July 15 of each year, commencing [            ], to Holders of record on the close of business on the immediately preceding January 1 and July 1.

2. Method of Payment. Subject to the terms and conditions of the Indenture, payments in respect of the Notes shall be made at the office or agency of the Company maintained for that purpose in the City and State of New York. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company may pay interest by wire transfer to bank accounts in the United States designated in writing to Wells Fargo Bank, N.A., as Trustee (the “Trustee”), at least 15 days before the applicable payment date by registered Holders of the Notes.

3. Paying Agent and Security Registrar. Initially, the Trustee will act as Paying Agent and Security Registrar. The Company may appoint and change any paying agent or security registrar without notice, other than notice to the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent or Security Registrar.

4. Indenture. The Company issued the Notes under an Indenture, dated as of March 16, 2015, between the Company and the Trustee, as supplemented by a Second Supplemental Indenture, dated as of December 28, 2016, between the Company, the Trustee and Noble Corporation, a Cayman Islands exempted company with limited liability, as Guarantor (collectively, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of those terms.

The Notes are general unsecured and unsubordinated obligations of the Company, initially limited to $1,000,000,000 aggregate principal amount, subject to the Company’s ability to issue additional Notes as provided in the Indenture.

5. Redemption at the Option of the Company. No sinking fund is provided for the Notes. The Notes shall be redeemable at the option of the Company, at any time or from time to time, in whole or in part, on any date prior to maturity in principal amount of $2,000 and integral multiples of $1,000 in excess thereof, upon not less than 30 nor more than 60 days’ notice to the Holders prior to the Redemption Date. The Redemption Price for the Notes to be redeemed at any time on or after October 15, 2023 will be equal to the Par Call Redemption Price. The Redemption Price for the Notes to be redeemed at any time prior to October 15, 2023 will be equal to the Make-Whole Redemption Price.

If notice of redemption has been given as provided in Article Eleven of the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the Redemption Date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Notes from and after the Redemption Date will be to receive payment of the Par call Redemption Price or the Make-Whole Redemption Price, as applicable, upon surrender of such Notes in accordance with such notice.

6. Repurchase at the Option of Holders. The Holders shall have the right to require the Company to repurchase the Notes upon a Change of Control Repurchase Event as specified in Section 1010 of the Indenture.

7. Tax Additional Amounts. The Company and the Guarantor shall pay Tax Additional Amounts, if any, as provided in the Indenture.

8. Denominations; Transfer; Exchange. The Notes are in registered form, without coupons, in denominations of $2,000 of principal amount and integral multiples of $1,000 in excess thereof. A Holder may register the transfer of or exchange Notes in accordance with the Indenture. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Company shall not be required to exchange or register a transfer of (a) any Notes for a period of 15 days next preceding the first mailing or publication of notice of redemption of Notes to be redeemed or (b) any Notes selected, called or being called for redemption, in whole or in part, except, in the case of any Note to be redeemed in part, the portion thereof not so to be redeemed.

9. Persons Deemed Owners. The registered Holder of this Note may be treated as the owner of this Note for all purposes.

10. Unclaimed Money. Unless otherwise required by law, the Trustee and each Paying Agent shall each return to the Company upon written request any money held by them for the payment of any amount with respect to the Notes that remains unclaimed for three years. After return to the Company, Holders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

11. Amendment; Waiver. Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding and (ii) certain defaults or noncompliance with certain provisions may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Notes to cure any ambiguity, defect or inconsistency, or to comply with Article Nine of the Indenture, or to make any change that does not adversely affect the rights of any Holder of Notes in any material respect.

12. Defaults and Remedies. If an Event of Default occurs relating to certain bankruptcy events as provided in the Indenture, the principal amount of and accrued interest on the Notes shall automatically become due and payable without any action of the Trustee or the Holders of Notes. Except as provided in the Indenture, if any other Event of Default shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding, by notice in writing to the Company (and to the Trustee, if given by the Holders), may declare the principal of and accrued interest on all of the Notes and the interest, if any, accrued thereon to be due and payable immediately.

The Company is required to furnish to the Trustee annually a certificate as to compliance by the Company with all conditions and covenants under the Indenture.

13. Trustee Dealings With the Company. Subject to certain limitations imposed by the Trust Indenture Act and the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

14. No Recourse Against Others. A director, officer, employee, member or stockholder, as such, of the Company or the Guarantor shall not have any liability for any obligations of the Company or the payment obligations of the Guarantor under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes and the Guarantee.

15. Authentication. This Note shall not be valid until an authorized signatory of the Trustee manually signs the Trustee’s Certificate of Authentication on the other side of this Note.

16. Defeasance, Covenant Defeasance. The Notes are subject to defeasance and covenant defeasance as provided in the Indenture, including Sections 403 and 405 of the Indenture.

17. Abbreviations. Customary abbreviations may be used in the name of a Holder of Notes or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gift to Minors Act).

18. Governing Law. THIS NOTE AND THE INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder of Notes upon written request and without charge a copy of the Indenture. Requests may be made to: Noble Corporation, Suite 3D, Landmark Square, 64 Earth Close, P.O. Box 31327, George Town, Grand Cayman, Cayman Islands, KY1-1206, Attention: Corporate Secretary.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please insert Name, Social Security Number or other Identifying Number of Assignee) at the following address:

(Please print or typewrite name and address, including postal zip code, of assignee)

this Note and all rights hereunder, hereby irrevocably constituting and appointing                                          Attorney to transfer this Note on the books of the Trustee, with full power of substitution in the premises.

Dated:

Notice: The signature(s) on this

Assignment must correspond with the

name(s) as written upon the face of

this Note in every particular, without

alteration or enlargement or any

change whatsoever.

EXHIBIT B

[FORM OF NOTATION OF GUARANTEE]

NOTATION OF PAYMENT GUARANTEE OF

NOBLE CORPORATION

A CAYMAN ISLANDS COMPANY

For value received, the undersigned, Noble Corporation, a Cayman Islands exempted company with limited liability (the “Guarantor,” which term includes any successor person under the indenture referred to below), has unconditionally guaranteed, to the extent set forth in, and subject to the provisions of, the Second Supplemental Indenture, dated as of December 28, 2016 (the “Second Supplemental Indenture”), among Noble Holding International Limited, a Cayman Islands exempted company with limited liability (the “Company”), the Guarantor and Wells Fargo Bank, N.A., as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Second Supplemental Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of, premium, if any, and interest on the Notes, if any, if lawful, and the due and punctual performance of all other payment obligations of the Company to the holders of the Notes or the Trustee all in accordance with the terms of the Indenture, dated as of March 16, 2015, between the Company and the Trustee and the Second Supplemental Indenture with respect to the Company’s 7.750% Senior Notes due 2024, and (b) in case of any extension of time of payment or renewal of any Notes or any of such other payment obligations, that the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The payment obligations of the Guarantor to the holders of the Notes and to the Trustee pursuant to this guarantee are expressly set forth in Sections 3 through 5 of the Second Supplemental Indenture, and reference is hereby made to the Second Supplemental Indenture for the precise terms of this payment guarantee.

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IN WITNESS WHEREOF, Noble Corporation has caused this Notation of Payment Guarantee to be duly executed as of the day and year first above written.

NOBLE CORPORATION,
a Cayman Islands Company, as Guarantor

By:
Name: Alan R. Hay
Title: Vice President and Secretary

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